Asset Management Fund Large Cap Equity Institutional Fund, Inc.
June 30, 2003

Shareholders Voting Results (Unaudited):

The annual Meeting of Shareholders of the Asset Management Fund
Large Cap Equity Institutional Fund, Inc., was held on
April 17, 2003, at which the shareholders voted on three proposals. The proposals and the results of the voting are set forth below.

A-Election of Directors-The first proposal concerned the election of five directors to serve a term of office of three years each:


Exp.
Of Term
Votes For
% of Shares Present Voted For
% of Shares Outstanding Voting
Ralph F. Brouty

2006
553,739
100%
80%
James R. Coyle

2004
553,739
100%
80%
Stephen J. Kelly

2006
553,739
100%
80%
William A. McKenna, Jr.
2006
553,739
100%
80%
Vincent F. Palagiano
2006
553,739
100%
80%

In addition, Messrs. Robert P. Capone, Joseph R. Ficalora,
Chris C. Gagas, Michael R. Kallet, Robert E. Kernan, Jr.,
Joseph L. Mancino, Clifford M. Miller, Charles M. Sprock, continue as members of the Board of Directors.

B-Change the name of the Fund-The second proposal concerned the Approval of the amendment to the Fund's certificate of incorporation to change the name of the Fund to "Asset Management Fund Large Cap Equity Institutional Fund, Inc." The results of the voting for the proposal were 553,739 for, 0 against, and 0 abstaining. The percentage of shares present voted for the proposal was 100%. The percentage of shares outstanding voting was 80%.

C-Ratification of Independent Auditors-The third proposal concerned the ratification of the selection of Ernst & Young LLP as Independent Auditors of the Fund for the fiscal year ending December 31, 2003. The results of the voting for the proposal were 553,739 for, 0 against, and 0 abstaining. The percentage of shares present voted for the proposal was 100%. The percentage of shares outstanding voting was 80%.